EXHIBIT 10.1

SpartanNash Company

Stock Incentive Plan of 2015

SECTION 1

Establishment of Plan; Purpose of Plan

1.1Establishment of Plan. The Company hereby establishes the Stock Incentive Plan of 2015 for its Directors and certain of its Associates. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based awards and stock-related awards.

1.2Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1“Act” means the Securities Exchange Act of 1934, as amended.

2.2“Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3“Associate” means an employee of the Company or one or more of its Subsidiaries.

2.4“Board” means the Board of Directors of the Company.

2.5“Award Agreement” means a written document or instrument, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Incentive Award. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance of the Award Agreement and any Participant action under an Award Agreement.

2.6“Business Unit” means any Subsidiary, department, division, profit center or other operational unit of the Company or any Subsidiary.

2.7“Cause” means, with respect to termination of employment, (a) willful continued failure to perform or willful poor performance of duties (other than due to Disability) after warning and reasonable opportunity to meet reasonable required performance standards; (b) gross negligence causing or putting the Company or any Affiliate at risk of material damage or harm; (c) misappropriation of or intentional damage to the property of the Company or any Affiliate; (d) conviction of a felony (other than negligent vehicular homicide); (e) intentional act or omission that the Participant knows or should know is significantly detrimental to the interests of the Company or any Affiliate; or (f) violation of any provisions of any employment agreement or other agreement between the Company (or any Affiliate) and the Participant concerning Competition with the Company, loyalty, or confidentiality, or concerning ownership of ideas, inventions and other intellectual property. With respect to the removal of a Director, “Cause” shall be as defined in the Company’s Restated Articles of Incorporation.

2.8“Change in Control” means:

(a)    The acquisition by any individual, entity, or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Voting Securities"); provided, however, that the following acquisitions shall not constitute a change in control: (A) any acquisition by the Company, (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a reorganization, merger, or consolidation involving the Company, if, immediately after such reorganization, merger, or consolidation, each of the conditions described in (i), (ii), and (iii) of subsection (c) shall be satisfied, or (D) with respect to a Participant, any acquisition by the Participant or any group of persons including the Participant; and provided further that, for purposes of (A), if any person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities, such additional beneficial ownership shall constitute a change in control;

(b)     Directors who, as of January 1, 2015, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any Director who becomes a Director subsequent to January 1, 2015 whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed to have been a member of the Incumbent Board;

(c)     The effective time and consummation of a reorganization, merger, or consolidation approved by the shareholders of the Company unless, in any such case, immediately after such reorganization, merger, or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and more than 50%

of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of Directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger, or consolidation, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no person (other than: (A) the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger, or consolidation (or any corporation controlled by the Company), or (B) any Person which beneficially owned, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger, or consolidation; or

(d)     The effective time and consummation of (i) a plan of complete liquidation or dissolution of the Company, as approved by the shareholders of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company as approved by the shareholders of the Company other than to a corporation or entity with respect to which, immediately after such sale or other disposition, (A) more than 50% of the then outstanding shares of common stock or other voting interests thereof and more than 50% of the combined voting power of the then outstanding securities or other voting interests thereof is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company), or any person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities as the case may be) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock or other voting securities thereof or 20% or more of the combined voting power thereof and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

2.9“Code” means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.10“Committee” means the Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two Directors and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.11“Common Stock” means the Company’s common stock, no par value.

2.12“Company” means SpartanNash Company, a Michigan corporation, and its successors and assigns.

2.13To be in “Competition” with the Company means (a) to be in direct or indirect competition with the Company or any Affiliate; (b) to be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking the Participant’s services with a view to becoming engaged) in any Competitive Business; or (c) to solicit or suggest, or provide assistance to anyone else seeking to solicit or suggest, that any person having or contemplating a Covered Relationship with the Company or an Affiliate refrain from entering into or terminate the Covered Relationship, or enter into any similar relationship with anyone else instead of the Company or the Affiliate; provided, however, that owning not more than 2% of any class of securities of a publicly traded entity shall not be considered “Competition,” provided that the Participant does not engage in other activity listed above.

2.14A “Competitive Business” means a business that (a) owns, operates or sells or supplies products similar to or that substitute for products supplied by the Company or an Affiliate to any Covered Operation (as defined below) that is located in the same U.S. state as a Covered Operation that the Company or an Affiliate owns or operates, or to which the Company or an Affiliate sells or supplies products; or (b) provides food or other grocery products to any military commissary or exchange, within or outside the U.S., directly or under a subcontract.

2.15 “Covered Employee” means any Associate who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Associate or class of Associates, by the Committee within the shorter of (a) 90 days after the beginning of the Performance Period, or (b) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.16“Covered Operation” means any grocery store, grocery superstore, mass merchandiser, wholesale club, supermarket, limited assortment store, convenience store, drug store, pharmacy or any other store that offers grocery or food products separate or in combination with pharmaceutical products, general merchandise or other nonfood products, or any grocery or convenience store product distribution facility.

2.17“Covered Relationship” means a customer relationship, a vendor relationship, an employment relationship, or any other contractual or independent contractor relationship.

2.18“Director” means a member of the Board.

2.19“Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy.

2.20  “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 7.9.

2.21“Effective Date” means May 10, 2015.

2.22“Incentive Award” means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.23“Market Value” shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, exercise or vesting, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.24“Nasdaq” means the NASDAQ Global Market, or if the Common Stock is not listed for trading on the NASDAQ Global Market on the date in question, then such other United States-based stock exchange or quotation system on which the Common Stock may be traded or quoted, as applicable, on the date in question.

2.25“Participant” means a Director or Associate who is granted an Incentive Award under the Plan.

2.26“Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

2.27“Performance Measures” means measures as described in Section 10 on which the performance goals are based.

2.28“Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, or the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

2.29 “Performance-Based Compensation” means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.30“Prior Plans” means the Spartan Stores, Inc. Stock Incentive Plan of 2005 and the Nash-Finch Company 2009 Incentive Award Plan.

2.31“Plan” means the SpartanNash Company Stock Incentive Plan of 2015 as set forth herein, as it may be amended from time to time.

2.32“Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.33“Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

2.34“Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the

Plan and described as a “Restricted Stock Unit” in Section 7.

2.35“Retirement” means (a) termination of employment, other than for Cause, upon or after attaining age 65; (b) termination of employment, other than for Cause, upon or after attaining age 55, provided that the Participant has been employed by the Company or its Subsidiaries for at least ten calendar years; or (c) as otherwise may be set forth in the Incentive Award Agreement with respect to a Participant and a particular Incentive Award.

2.36“Stock Appreciation Right” or “SAR” means a right awarded to a Participant pursuant to Section 6 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as determined by the Committee, and having a value on the date the SAR is exercised equal to the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the base price of the right, as established by the Committee on the date the award is granted.

2.37“Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

2.38“Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.39“Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.

SECTION 3

Administration

3.1Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Associates of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties under applicable law and as set forth in the Articles of Incorporation and Bylaws of the Company, the Compensation Committee Charter, and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive.

3.2Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject. The Committee may authorize Incentive Awards that are not subject to the minimum vesting periods set forth in the Plan, provided that the aggregate amount of shares of Common Stock covered by all such Incentive Awards shall not exceed 5% of the aggregate shares of Common Stock authorized by Section 4.1(a).

3.3Amendments or Modifications of Incentive Awards. Subject to Sections 3.4 and 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Incentive Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) subject to the minimum vesting periods set forth in the Plan, accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) subject to Section 3.4 and to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new Incentive Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant.

3.4Repricing Prohibited. Except for adjustments in accordance with Section 4.3 of the Plan, Incentive Awards issued under the Plan may not be repriced, replaced, exchanged for cash or other Incentive Awards, or regranted through cancellation or modification without shareholder approval if the effect of such repricing, replacement, exchange, regrant or modification would be to reduce the exercise price of outstanding Options or SARs without shareholder approval.

3.5Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer consideration upon satisfaction of performance criteria or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Incentive Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payment of, and accrual of Dividend Equivalents, interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. Any deferral shall be in compliance with the applicable provisions of Section 409A of the Code.

3.6Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated,

shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.6 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1Number of Shares.

(a)General. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares available for Incentive Awards under the Plan shall be [2,500,000] shares of Common Stock.  Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company and shares otherwise held by the Company, except as prohibited in Section 4.1(b). Upon the approval of this Plan by the shareholders of the Company, no further awards shall be made under the Prior Plans and the Prior Plans shall remain in effect only so long as awards made thereunder shall remain outstanding.

(b)Share Recycling. Shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards shall not be made available for grant. To the extent that all or a portion of an Award is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, any such unissued or forfeited Shares subject to the Incentive Award will be added back to the Plan share reserve and again be available for issuance pursuant to the Plan.

4.2Limitations Upon Incentive Awards. Not more than 75% of the shares authorized for issuance under the Plan may be issued as Incentive Awards other than Stock Options or Stock Appreciation Rights. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.2 is to ensure that the Plan provides Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

4.3	Adjustments.

(a)Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Incentive Awards and available for issuance under the Plan, together with applicable exercise prices and base prices, shall be adjusted in such manner and at such time as shall be equitable under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b)Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

5.1Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in relevant sections of the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. No Stock Option granted to a Director who is not an Associate shall be considered an incentive stock option under Section 422(b) of the Code.

5.2Stock Option Agreements. Stock Options shall be evidenced by an Award Agreement. To the extent not covered by an Award Agreement, the terms and conditions of this Section 5 shall govern.

5.3Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant (or such higher amount as may be necessary under Section 5.5 below). The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

5.6Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions, provided that no Stock Option or any portion thereof shall vest and become exercisable in less than one year after the award date, except as provided in Section 3.2 and subject to earlier vesting and exercisability as provided in Section 5.7 or Section 9.

5.7Termination of Employment or Directorship Status. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a)General. If a Participant ceases to be a Director or an Associate for any reason other than the Participant’s death, Disability, Retirement (in the case of Associates only) or termination for Cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment or directorship status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination. For purposes of the Plan, the following shall not be considered a termination of employment: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Associate. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the Associate is no longer obligated to perform services for the Company or any of its Subsidiaries and the Associate’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Associate continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b)Death. If a Participant dies either while an Associate or Director or after the termination of employment or directorship other than for Cause but during the time when the Participant could have exercised a Stock Option, the Stock Option issued to such Participant shall be exercisable in accordance with its terms by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant’s death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment or directorship, whichever first occurred, and not beyond the original terms of the Stock Option.

(c)Disability. If a Participant ceases to be an Associate or Director of the Company or one of its Subsidiaries due to the Participant’s Disability, the Participant may exercise his or her Stock Options in accordance with their terms for one year following such termination of employment or directorship, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d)Participant Retirement. If a Participant Retires as an Associate, Stock Options granted under the Plan to that Participant may be exercised in accordance with their terms during the remaining terms of the Stock Options.

(e)Termination for Cause. If a Participant’s employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to exercise any Stock Options previously granted. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

(f)Entering into Competition. Notwithstanding anything herein or set forth in the Participant’s Award Agreement to the contrary, if a Participant enters into Competition with the Company, the Participant shall have no further right to exercise any Stock Options previously granted. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a Participant has entered into Competition with the Company.

SECTION 6

Stock Appreciation Rights

6.1Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant.

6.2Exercise; Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceeds the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

SECTION 7

Restricted Stock and Restricted Stock Units; Dividend Equivalents

7.1Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement.

7.3Vesting. The grant, issuance, retention, and vesting of shares of Restricted Stock and Restricted Stock Units and the settlement of Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee, provided that except as set forth in Section 3.2, the minimum Restricted Period applicable to any award of Restricted Stock or Restricted Stock Units shall be one year, unless such Incentive Awards are subject to earlier vesting as provided in Section 7.4 or Section 9. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

7.4Termination of Employment or Directorship Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a)General. If a Participant ceases to be a Director or Associate during the Restricted Period for any reason other than death, Disability, Retirement (in the case of Associates only) or termination for Cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Associate. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the Associate is no longer obligated to perform services for the Company or any of its Subsidiaries and the Associate’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Associate continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b)Death or Disability. In the event a Participant terminates his or her employment or directorship with the Company because of death or Disability during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period. All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

(c)Retirement. Except as otherwise may be set forth in the terms of any Restricted Stock or Restricted Stock Unit Award Agreement, if a Participant who is an Associate terminates his or her employment with the Company because of Retirement during the Restricted Period, then the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall will lapse in accordance with the terms of the applicable grant, but only if the Participant refrains from entering into Competition with the Company and otherwise complies with any other covenant or agreement with the Company during the remainder of the Restricted Period.

(d)Termination for Cause. If a Participant’s employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

(d)Entering into Competition. Notwithstanding anything herein or set forth in the Participant’s Restricted Stock or Restricted Stock Unit Award Agreement to the contrary, if a Participant enters into Competition with the Company, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a Participant has entered into Competition with the Company.

7.6Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, such certificates, if any, evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the SpartanNash Company Stock Incentive Plan of 2015 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates, if any, representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.7Rights as a Shareholder. Unless otherwise set forth in the terms of the applicable Award Agreement, a Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the applicable Award Agreement provides otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable Award Agreement provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.  Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

7.8Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

7.9 Dividend Equivalents.  The Committee may grant Dividend Equivalents based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Incentive Award is granted to a Participant and the date such Incentive Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, (i) no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights that are either forfeited or cancelled prior to vesting, (ii) no Dividend Equivalents shall be earned with respect to Incentive Awards that vest based upon the attainment of Performance Goals or other performance-based objectives prior to the attainment of such Performance Goals or objectives, and (iii) no Participant shall be entitled to receive dividend payments and Dividend Equivalents with respect to the same Incentive Award. The term of a Dividend Equivalent award shall be determined by the Committee in its sole discretion.

SECTION 8

Stock-Based Awards

8.1Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, provided that except as set forth in Section 3.2, any such awards shall be subject to a vesting period of at least one year, subject to earlier vesting as provided in Section 9 or in conjunction with the death, Disability, or Retirement of the Participant upon such terms as may be provided by the Committee in the applicable Award Agreement.  Any such awards shall be settled no later than the 15th day of the third month after the awards vest. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

8.2Rights as a Shareholder.

(a)Stock Awards. Unless otherwise set forth in the terms of the applicable Award Agreement, a Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

(b)General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective Award Agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

9.1Incentive Awards Assumed or Substituted by Surviving Entity. With respect to Incentive Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: unless otherwise provided for in the terms of any separate agreement with a Participant, if within two years after the effective date of the Change in Control, a Participant’s employment is involuntarily terminated other than for Cause, then (a) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (b) all time-based vesting restrictions on his or her outstanding Incentive Awards shall lapse, and (c) the payout level under all of that Participant’s performance-based Incentive Awards that were outstanding immediately before the effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon the greater of (i) assumed achievement of all relevant performance goals at the “target” level, and (ii) the projected level of achievement of all relevant performance goals against target (measured as the most recent period end prior to termination and projected out through the end of the Performance Period), in either case to be paid on a pro-rata basis to such Participant at a time to be determined in the Company’s sole discretion but no later than the 15th day of the third month following the date of termination of employment (unless a later date is required pursuant to Section 409A of the Code), based upon the number of full weeks completed within the Performance Period prior to the date of termination of employment. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement.

9.2Incentive Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Incentive Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board and unless otherwise provided for in the terms of any separate agreement with a Participant governing an Incentive Award: (a) all outstanding Options or SARs shall become immediately vested and exercisable in full and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and SARs have been granted remain in the employ or service of the Company or any Subsidiary, (b) all time-based vesting restrictions on outstanding Incentive Awards shall lapse and such Incentive Awards shall become vested in full, and (c) the payout level under all performance-based Incentive Awards that were outstanding immediately before the effective time of the Change in Control shall be determined and deemed to have been earned as of the date of the Change in Control based upon the greater of (i) assumed achievement of all relevant performance goals at the “target” level, and (ii) the projected level of achievement of all relevant performance goals against target (measured as of the time of the Change in Control and projected out through the end of the Performance Period), in either case to be paid to Participants at a time to be determined in the Company’s sole discretion but no later than the 15th day of the third month following the Change in Control. The Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in

Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights. Upon a Participant’s receipt of such amount with respect to some or all of his or her Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

10.1Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings;
(b)	Earnings before or after taxes, interest, depreciation, and/or amortization (“EBITDA”) or adjusted EBITDA;
(c)	Earnings per share, reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
(d)	Net sales;
(e)	Net sales growth;
(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);
(h)	Cash flow return on capital;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense or cost levels, including cost reductions or savings relating to post-merger integration;
(m)	Margins;
(n)	Operating efficiency;
(o)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(p)	Working capital targets;
(q)	Economic value added measurements;
(r)	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(s)	Aggregate product price and other product measures;
(t)	Reduction of losses, loss ratios or expense ratios;
(u)	Reduction in fixed costs;
(v)	Inventory turnover;
(w)	Debt reduction;
(x)	Associate turnover;
(y)	Specified objective social goals; and
(z)	Safety record.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, any Business Units of any of them or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or the Committee may select Performance Measure (k) above (with respect to the Company) as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

10.2Evaluation of Performance. The Committee may provide in any such Incentive Award that any evaluation of performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 Presentation – Income Statement – Extraordinary and Unusual Items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

10.3Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

10.4Adjustment of Performance-Based Compensation. Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

10.5Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

10.6Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

10.7Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

Section 11

General Provisions

11.1Restrictions on Transferability; Clawback and Recoupment.

(a)General. Unless the Committee otherwise consents or permits (before or after the Award is made) or unless the Award Agreement provides otherwise, Incentive Awards granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the Award Agreement, the transferee must execute a written agreement permitting the Company to withhold shares or amounts in accordance with Section 11.4. All provisions of an Award that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of an Award. All rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b)Other Restrictions. The Committee may impose other restrictions on any Award or shares of Common Stock acquired pursuant to the exercise or settlement of an Award under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws.

(c)Clawback and Recoupment. Incentive Awards under the Plan shall be subject to any “clawback” policy that the Company may adopt for the recovery and recoupment of incentive compensation, as it may be amended from time to time.

11.3No Rights to Incentive Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to waive or modify such terms and conditions (to the extent permitted by the Plan) need not be the same with respect to each Participant.

11.4Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

11.5Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Plan is intended to provide for the grant of Incentive Awards that are exempt from Section 409A of the Code or that comply with the requirements of Section 409A of the Code and the Plan and all Award Agreements shall be interpreted and operated consistently with those intentions.

11.6No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

11.7No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

11.8No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder, including but not limited to any tax treatment under Section 409A of the Code; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

11.8Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for Cause of that Participant’s employment with the Company and its Subsidiaries is under consideration or while the removal for Cause of the Participant as a Director is under consideration.

11.9Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

11.10Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 12

Termination and Amendment

12.1Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights, (iii) increase the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable Nasdaq rules.

12.2No Impairment. Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted Award Agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

SECTION 13

Effective Date and Duration of the Plan

The Plan shall take effect on the Effective Date. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after the tenth anniversary of the Effective Date.